Exhibit 99.1

Unaudited Pro Forma Condensed Combined Statement of Operations

The following unaudited pro forma condensed combined statement of operations is derived from the historical consolidated financial statements of Laredo Petroleum, Inc. (“Laredo” or the “Company”), Sabalo (as defined below), Shad Permian, LLC (“Shad”) and the Glasscock Properties (as defined below). Unless otherwise stated below, the unaudited pro forma condensed combined statement of operations of the Company reflects the historical results of the Company on a pro forma basis to give effect to the following transactions (collectively, the “Transactions”), which are described in further detail below.

•	Laredo’s acquisition of substantially all of the key operating assets consisting of wellbore interests of Sabalo Energy, LLC (“Sabalo Energy”) and Sabalo Operating, LLC (“Sabalo Operating” and together with Sabalo Energy, “Sabalo”) for aggregate consideration of approximately $755.4 million, based on the closing price of a share of the Company’s common stock on July 1, 2021 (the “Sabalo Acquisition”), consisting of (i) $542.3 million of cash, net of closing adjustments, and (ii) 2,225,930 shares of the Company’s common stock.

•	Laredo’s acquisition of substantially all of the key operating assets consisting of wellbore interests of Shad for aggregate consideration of approximately $90.8 million, based on the closing price of a share of the Company’s common stock on July 1, 2021 (the “Shad Acquisition” and, together with the Sabalo Acquisition, the “Prior Acquisitions”), consisting of (i) $63.9 million of cash, net of closing adjustments, and (ii) 281,034 shares of the Company’s common stock.

•	Laredo’s sale of 37.5% of its working interest in certain oil and gas properties in Glasscock and Reagan Counties, Texas, to an unrelated third party for aggregate gross proceeds of $405.0 million plus potential cash-flow based earn-out payments over six years on July 1, 2021.

•	Laredo’s acquisition of certain oil and gas properties in the Midland Basin, including approximately 20,000 net acres located in western Glasscock County, Texas (the “Glasscock Properties”), from Pioneer Natural Resources USA, Inc. (“Pioneer”), DE Midland III, LLC, Parsley Minerals, LLC and Parsley Energy, L.P. for aggregate consideration of approximately $202.5 million, based on the closing price of a share of the Company’s common stock on October 18, 2021 (the “Pioneer Acquisition”), consisting of (i) $131.6 million in cash, net of closing adjustments, and (ii) 959,691 shares of the Company’s common stock.

•	Borrowings under Laredo’s Senior Secured Credit Facility of (i) approximately $20.0 million and $110.0 million on October 7, 2021 and October 18, 2021, respectively, which were used to fund the Pioneer Acquisition and related transaction costs (the “October Borrowing”) and (ii) approximately $220.0 million previously used to fund the Prior Acquisitions and related transaction costs (the “Prior Borrowing” and, together with the October Borrowing, the “Borrowings”).

The unaudited pro forma condensed combined statement of operations of the Company for the year ended December 31, 2021 gives effect to the Transactions as if they had occurred January 1, 2021.

The unaudited pro forma condensed combined statement of operations is presented for illustrative purposes only to reflect the Transactions and does not represent what Laredo’s results of operations or financial position would actually have been had the transactions occurred on the dates noted above or project its results of operations or financial position for any future periods. The unaudited pro forma condensed combined statement of operations is intended to provide information about the continuing impact of the Transactions as if they had been consummated earlier. In the opinion of management, all material adjustments necessary to present fairly the unaudited pro forma condensed combined statement of operations have been made.

The following unaudited pro forma condensed combined statement of operations should be read in conjunction with Laredo’s consolidated financial statements for the year ended December 31, 2021 and the related notes thereto, which are included in Laredo’s Annual Report on Form 10-K for the year ended December 31, 2021, and the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021, which is included in Laredo’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on December 13, 2021 and incorporated herein by reference.

Laredo Petroleum, Inc.

Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2021

(unaudited)

	Pro Forma Combined	Fourth Quarter - As Reported	Pro Forma Combined
(in thousands, except for per share data)	For the nine months ended September 30, 2021	For the three months ended December 31, 2021	For the year ended December 31, 2021
Revenues:
Oil Sales	$590,318	$290,696	$881,014
NGL Sales	115,208	58,470	173,678
Natural gas sales	81,452	51,918	133,370
Midstream service revenues	4,292	2,337	6,629
Sales of purchased oil	173,500	66,803	240,303
Total revenues	964,770	470,224	1,434,994
Costs and expenses:
Lease operating expenses	88,444	33,468	121,912
Production and ad valorem taxes	45,553	22,785	68,338
Transportation and marketing expenses	34,477	13,439	47,916
Midstream service expenses	2,572	1,135	3,707
Costs of purchased oil	183,458	67,603	251,061
General and administrative	52,331	13,619	65,950
Organizational restructuring expenses	9,800	—	9,800
Depletion, depreciation and amortization	229,112	74,592	303,704
Impairment expense	1,613	—	1,613
Other operating expenses	4,365	134	4,499
Total costs and expenses	651,725	226,775	878,500
Operating income (loss)	313,045	243,449	556,494
Non-operating income (expense):
Gain (loss) on derivatives, net	(458,142)	15,372	(442,770)
Interest expense	(87,643)	(31,163)	(118,806)
Loss on disposal of assets, net	(28)	(8,903)	(8,931)
Other income, net	2,236	573	2,809
Total non-operating income (expense), net	(543,577)	(24,121)	(567,698)
Income (loss) before income taxes	(230,532)	219,328	(11,204)
Income tax benefit (expense):
Current	(1,515)	(24)	(1,539)
Deferred	707	(3,028)	(2,321)
Total income tax benefit	(808)	(3,052)	(3,860)
Net income (loss)	$(231,340)	$216,276	$(15,064)

Net income (loss) per common share:
Basic	$(14.38)	$13.07	$(0.93)
Diluted	$(14.38)	$12.84	$(0.93)

Weighted average common shares outstanding:
Basic	16,086	16,545	16,246
Diluted	16,086	16,846	16,246